Exhibit 99.1
News Release

H&R Block Reports Fiscal 2011 First Quarter Results

•	Net loss from continuing operations of $114.8 million, or $0.36 per share prior to severance charge, compared to prior-year loss of $130.6 million, or $0.39 per share*
•	Consolidated net loss of $130.7 million, or $0.41 per share, compared to prior-year loss of $133.6 million, or $0.40 per share
•	Total revenues of $274.5 million essentially flat to prior year
•	Company repurchases and retires 15.5 million shares at a cost of $235.7 million

For Immediate Release: Sept. 2, 2010

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today reported a net loss from continuing operations for the fiscal first quarter ended July 31, 2010, of $114.8 million, or $0.36 per share prior to a severance charge, compared to a loss of $130.6 million, or $0.39 per share in the prior-year period.  The Company incurred a pretax charge in the current period of $21.2 million, or $0.04 per share, for the cost of termination benefits in connection with its realignment of field and support services announced May 19, 2010.  The net loss from continuing operations in the current period after the severance charge was $127.6 million, or $0.40 per share.

“Our first quarter results demonstrate the progress we have made in reducing embedded costs, and we believe we can achieve more in this area,” said Alan Bennett, president and chief executive officer of H&R Block. “Our balance sheet reflects a strong position that gives us considerable financial flexibility going forward.  We are working diligently to reverse the early-season client losses we have experienced in each of the past two years.  Our goal is to further innovate our best-in-class financial products, demonstrate continued client-centric service improvements, and use a more compelling marketing approach to increase traffic throughout our network,” added Bennett.

First quarter total revenues were down $1.0 million from the prior year to $274.5 million.  The net loss from discontinued operations of $3.0 million was flat to the prior year.  The consolidated net loss was $130.7 million, or $0.41 cents per share, compared to a loss of $133.6 million, or $0.40 cents per share, in the prior year period.

Tax Services

First quarter Tax Services revenues rose 4.2 percent year-over-year to $91.6 million.  The segment reported a pretax loss of $174.6 million compared to $172.0 million a year ago.  Absent a $19.2 million charge for severance costs and related payroll taxes associated with staff reductions, total expenses fell by $12.8 million, or

* All per share amounts are based on fully diluted shares.

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4.9 percent.  These savings were achieved primarily through those staff reductions and the closing of certain underperforming retail office locations during the first quarter.

On August 31, the Company promoted Phil Mazzini to President of retail tax services.  Over the past six years, Mr. Mazzini has served in a number of senior executive roles at H&R Block, including Managing Director, Senior Vice President of Operations, and President of the Eastern U.S. area.

“Phil has a strong background in senior executive P&L roles both domestically and internationally.  His expertise in products and services, extensive knowledge of the tax industry, and leadership qualities made him a great choice for this role," said Alan Bennett.

RSM McGladrey

First quarter segment revenues fell 1.6 percent compared with the prior year to $174.7 million. The segment recorded a first quarter pretax loss of $0.4 million compared to pretax income of $1.3 million a year ago.  Total expenses declined $1.2 million, or 0.7 percent, from the prior year.

In July, RSM McGladrey acquired the Boston-based accounting firm Caturano & Company.  The acquisition is expected to add approximately $30 million to fiscal 2011 revenues and be neither accretive nor dilutive to fiscal 2011 earnings.

Corporate

Corporate includes corporate support department costs, such as finance and legal, as well as net interest margin and other gains/losses associated with H&R Block Bank’s mortgage portfolio. Corporate reported a pretax loss of $32.3 million for the first quarter ended July 31, 2010, compared to a loss of $40.2 million in the prior year. Lower losses were due to reduced loss provisions on mortgage loans held for investment and gains on residual interest assets from the company’s former mortgage business.

Net mortgage loans held for investment declined 20 percent from $707.7 million at July 31, 2009 to $563.1 million at July 31, 2010.  Loss provisions on mortgage loans totaled $8.0 million during the quarter ended July 31, 2010, a decline of $5.6 million compared with the prior year quarter.

Share Repurchases and Dividends

The company repurchased and retired 15.5 million shares in the fiscal first quarter at a cost of $235.7 million. A previously announced quarterly cash dividend of 15 cents per share is payable Oct. 1, 2010, to shareholders of record Sept. 10, 2010.

Conference Call

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At 4:30 p.m. EDT, the company will host a conference call for analysts, institutional investors and shareholders. To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

             U.S./Canada (877) 247-6355 or International (706) 679-0317
             Conference ID: 93951013

The call will also be webcast in a listen-only format for the media and public.  The link to the webcast can be accessed directly at http://investor-relations.hrblock.com.

A replay of the call will be available beginning at 6:30 p.m. EDT on Sept. 2, and continuing until Sept. 30, 2010, by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International).  The conference ID is 93951013.  The webcast will be available for replay beginning on Sept. 3 at http://investor-relations.hrblock.com

Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2010 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

About H&R Block
H&R Block Inc. (NYSE: HRB) is one of the world’s largest tax services providers, having prepared more than 550 million tax returns worldwide since 1955. In fiscal 2010, H&R Block had annual revenues of $3.9 billion and prepared more than 23 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information, visit our Online Press Center at www.hrblock.com.

For Further Information
Investor Relations:    Derek Drysdale, (816) 854-4513, derek.drysdale@hrblock.com
Media Relations:        Jennifer Love, (816) 854-4448, jennifer.love@hrblock.com

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KEY OPERATING RESULTS Unaudited, amounts in thousands, except per share data

	Three months ended July 31,
	Revenues		Income (loss)
	2010	2009	2010	2009

Tax Services	$ 91,645	$ 87,963	$ (174,624)	$ (171,974)
Business Services	174,710	177,618	(433)	1,321
Corporate and Eliminations	8,119	9,924	(32,260)	(40,220)
	$ 274,474	$ 275,505	(207,317)	(210,873)
Income tax benefit			(79,679)	(80,256)
Net loss from continuing operations			(127,638)	(130,617)
Net loss from discontinued operations			(3,043)	(3,017)
Net loss			$ (130,681)	$ (133,634)

Basic and diluted earnings (loss) per share:
Net loss from continuing operations			$ (0.40)	$ (0.39)
Net loss from discontinued operations			(0.01)	(0.01)
Net loss			$ (0.41)	$ (0.40)

Basic and diluted shares outstanding			319,690	334,533

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Basic earnings per share is computed using the two-class method and is based on the weighted average number of shares outstanding.  The dilutive effect of potential common shares is included in diluted earnings per share, except in those periods with a loss from continuing operations.
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in thousands, except per share data

	July 31,	July 31,	April 30,
	2010	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$ 1,098,610	$ 1,006,303	$ 1,804,045
Cash and cash equivalents - restricted	37,009	46,639	34,350
Receivables, net	376,929	379,177	517,986
Prepaid expenses and other current assets	325,932	396,027	292,655
Total current assets	1,838,480	1,828,146	2,649,036

Mortgage loans held for investment, net	563,090	707,712	595,405
Property and equipment, net	326,641	359,408	345,470
Intangible assets, net	373,556	379,622	367,432
Goodwill	875,797	852,018	840,447
Other assets	446,600	418,856	436,528
Total assets	$ 4,424,164	$ 4,545,762	$ 5,234,318

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Customer banking deposits	$ 731,413	$ 712,008	$ 852,555
Accounts payable, accrued expenses and other current liabilities	762,281	648,470	756,577
Accrued salaries, wages and payroll taxes	76,918	101,410	199,496
Accrued income taxes	315,090	330,145	459,175
Current portion of long-term debt	3,577	6,093	3,688
Current Federal Home Loan Bank borrowings	50,000	25,000	50,000
Total current liabilities	1,939,279	1,823,126	2,321,491

Long-term debt	1,040,649	1,032,395	1,035,144
Long-term Federal Home Loan Bank borrowings	25,000	75,000	25,000
Other noncurrent liabilities	394,089	424,527	412,053
Total liabilities	3,399,017	3,355,048	3,793,688

Stockholders' equity:
Common stock, no par, stated value $.01 per share	4,159	4,442	4,314
Additional paid-in capital	811,012	824,212	832,604
Accumulated other comprehensive income (loss)	(2,648)	(2,849)	1,678
Retained earnings	2,255,262	2,437,017	2,658,586
Less treasury shares, at cost	(2,042,638)	(2,072,108)	(2,056,552)
Total stockholders' equity	1,025,147	1,190,714	1,440,630
Total liabilities and stockholders' equity	$ 4,424,164	$ 4,545,762	$ 5,234,318

CONDENSED CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three months ended July 31,
	2010	2009
Revenues:
Service revenues	$ 247,419	$ 247,985
Interest income	10,302	12,287
Product and other revenues	16,753	15,233
	274,474	275,505

Operating expenses:
Cost of revenues	368,016	386,450
Selling, general and administrative	117,029	103,217
	485,045	489,667

Operating loss	(210,571)	(214,162)
Other income, net	3,254	3,289

Loss from continuing operations before tax benefit	(207,317)	(210,873)
Income tax benefit	(79,679)	(80,256)

Net loss from continuing operations	(127,638)	(130,617)
Net loss from discontinued operations	(3,043)	(3,017)

Net loss	$ (130,681)	$ (133,634)

Basic and diluted earnings (loss) per share:
Net loss from continuing operations	$ (0.40)	$ (0.39)
Net loss from discontinued operations	(0.01)	(0.01)
Net loss	$ (0.41)	$ (0.40)

Basic and diluted shares outstanding	319,690	334,533

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	Three months ended July 31,
	2010	2009

Net cash used in operating activities	$ (348,251)	$ (454,577)

Cash flows from investing activities:
Principal payments on mortgage loans held for investment, net	17,618	19,264
Purchases of property and equipment, net	(8,634)	(8,760)
Payments made for business acquisitions, net	(33,226)	(1,485)
Other, net	18,239	6,341
Net cash provided by (used in) investing activities	(6,003)	15,360

Cash flows from financing activities:
Customer banking deposits	(121,401)	(143,199)
Dividends paid	(48,692)	(50,287)
Repurchase of common stock, including shares surrendered	(164,369)	(3,483)
Proceeds from exercise of stock options	1,500	6,651
Other, net	(15,987)	(25,888)
Net cash used in financing activities	(348,949)	(216,206)

Effects of exchange rates on cash	(2,232)	7,063

Net decrease in cash and cash equivalents	(705,435)	(648,360)
Cash and cash equivalents at beginning of the period	1,804,045	1,654,663
Cash and cash equivalents at end of the period	$ 1,098,610	$ 1,006,303

Supplementary cash flow data:
Income taxes paid	$ 64,651	$ 155,804
Interest paid on borrowings	27,265	26,168
Interest paid on deposits	1,915	1,318
Transfers of loans to foreclosed assets	6,527	3,797

NON-GAAP RECONCILIATION
Unaudited, amounts in thousands

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, we believe certain non-GAAP performance measures and ratios used in managing the business may provide additional meaningful comparisons between current year results and prior periods. Reconciliations to GAAP financial measures are provided below. These non-GAAP financial measures should be viewed in addition to, not as an alternative for, our reported GAAP results.

Three months ended
July 31, 2010

Consolidated net loss from continuing operations - as reported	$ (127,638)
Add back:
Severance costs, net of taxes	12,848

Consolidated net loss from continuing operations - adjusted	$ (114,790)

Basic and diluted loss per share - as reported	$ (0.40)
Basic and diluted loss per share - adjusted	$ (0.36)

Three months ended
July 31, 2010

Tax Services expenses - as reported	$ 266,269
Add back:
Severance costs	19,150

Tax Services expenses - adjusted	$ 247,119

Better (worse):
Change in expenses over prior year - reported	-2.4%
Change in expenses over prior year - adjusted	4.9%